JAMES M. GARNETT, JR. APPOINTED TO THE BOARD OF DIRECTORS OF BANKWELL FINANCIAL GROUP, INC. AND BANKWELL BANK
New Canaan, CT – May 1, 2018 – On April 25, 2018, Bankwell Financial Group, Inc.'s (the "Company", the holding company for Bankwell Bank, the "Bank") Board of Directors elected James M. Garnett, Jr. to serve as a director of the Company and the Bank.
James (Jim) M. Garnett, Jr. retired in 2016 after 18 years as a managing director of Citigroup Inc.  He spent 15 years as global head of Risk Architecture which included oversight of credit, market, liquidity and operational risks across all of Citigroup's businesses and geographies. In addition, Jim served as the Chief Risk Officer for Citigroup's Treasury, Country Risk and Operational Risk. Jim joined Citigroup in 1998 as Chief Risk Officer of Citicorp's institutional bank and trading businesses. From 1982 to 1997, Jim worked for the Chase Manhattan Corporation and held a variety of roles including head of Global Risk Management, head of North America derivatives trading and Treasurer of the parent company. He currently serves as a trustee of South Kent School and previously was a director of the Corporation Service Company (CSC) and the International Swap Dealers Association (ISDA) and a trustee of the College of the Atlantic.
Mr. Garnett's 33 years of extensive experience across all businesses in the financial service industry, regulatory relationships and operational risks provide the Company's Board enhanced and broad insight across all our current and prospective businesses.
About Bankwell Financial Group

Bankwell is a commercial bank that serves the banking and lending needs of residents and businesses throughout Fairfield and New Haven Counties, CT. For more information about this press release, interested parties may contact Christopher R. Gruseke, President and Chief Executive Officer or Penko Ivanov, Executive Vice President and Chief Financial Officer of Bankwell Financial Group at (203) 652-0166.
For more information, visit www.mybankwell.com.
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.